Exhibit 10.37

Terms of Stock Awards

Type(s) of Award:	Stock options, including without limitation, global stock options and key contributor stock options; and/or restricted stock units (“RSUs”) and Stock Appreciation Rights (“SARs”).

When vested, each stock option entitles the holder to purchase one share of Tellabs common stock at the applicable option exercise price as set forth in the Award Statement.

When vested, each RSU entitles the holder to receive one share of Tellabs common stock for each vested RSU.

When vested, each SAR entitles the holder to receive the appreciation of the underlying security from the grant date.

Vesting:	The date(s) upon which the stock options or SARs become exercisable are set forth on the Award Statement, together with the expiration date of the option.

The date(s) upon which the RSUs vest is set forth on the Award Statement.

In the event of termination of employment due to death or a Change in Control, the options, RSUs and SARs will become fully vested.

Payment:	The option may be exercised by delivering a written notice, including an electronic notice, to the Company providing the number of option shares to be exercised and accompanied by full payment for the option shares, including any tax withholding due. The option price may be paid to the Company in full in cash or check made payable to the Company, by wire transfer.

No payment is required with respect to RSUs and SARs.

Effect of Termination of Employment:	Except for termination due to death, no further vesting will occur after termination of employment, and all unvested options, SARs and RSUs will be forfeited and/or cancelled.

Vested stock options or SARs may be exercised for a period of three months following termination of employment, seven months if termination occurs after a Change in Control, or one year if termination is due to death or disability. However, in no event may an option or SAR be exercised after the expiration date set forth on the Award Statement.

If upon termination you have attained age 55 or older and are leaving due to your retirement as stated in the Plan from Tellabs, you will have three (3) years (or the expiration of the options/SAR, whichever is less) instead of the three (3) months described above to exercise any vested stock options or SARs. You may be eligible for accelerated vesting of some or all of your unvested stock options or SARs provided you have sufficient years of service when you retire.

U.S. Federal Income Tax Considerations:	The following discussion is a summary of certain current U.S. federal income tax consequences relating to stock options and RSUs.

Stock Options. No income is recognized upon the grant of a nonqualified stock option. Upon exercise, ordinary income is recognized in an amount equal to the excess of the fair market value of a share of common stock on the date of exercise over the exercise price multiplied by the number of options exercised. A subsequent sale or exchange of such shares will result in gain or loss measured by the difference between (a) the exercise price, increased by any compensation reported upon the participant’s exercise of the option, and (b) the amount realized on such sale or exchange. Any gain or loss will be capital in nature if the shares were held as a capital asset and will be long-term if such shares were held for more than one year.

Restricted Stock Units. No income is recognized upon receipt of an award of RSUs. Upon vesting, income equal to the fair market value of common stock issued is recognized. The capital gain or loss holding period for any common stock distributed under an award will begin when ordinary income is recognized, and any subsequent capital gain or loss will be measured by the difference between the ordinary income recognized and the amount received upon sale or exchange of the shares.

Stock Appreciation Rights. No income is recognized upon the grant of a SAR. Upon exercise, ordinary income is recognized in an amount equal to the excess of the fair market value of a share of common stock on the date of exercise over the grant price multiplied by the number of SARs exercised. A subsequent sale or exchange of such shares will result in gain or loss measured by the difference between (a) the exercise price, increased by any compensation reported upon the participant’s exercise of the SAR, and (b) the amount realized on such sale or exchange. Any gain or loss will be capital in nature if the shares were held as a capital asset and will be long-term if such shares were held for more than one year.

Transferability:	No option, RSU or SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. All options granted under the Plan are exercisable only by you during your lifetime and by your designated beneficiary in the event of your death.

Voting Rights/Dividends:	Since stock options, RSUs and SARs do not represent actual shares, no voting rights arise upon receipt of stock options, RSUs and SARs. Dividends, if any, which would have been paid on the underlying shares, will be paid when the stock option or SAR is exercised or when the RSUs vest and such shares are distributed.

Tax Withholding:	The holder will make appropriate arrangements with the Company for the satisfaction of all Federal, state and local income and employment tax withholding requirements applicable to the option exercise. The Company may deduct or withhold from shares issuable upon exercise of options, the vesting of RSUs or the exercise of SARs, a number of shares having a fair market value equal to the amount sufficient to satisfy the minimum statutory Federal, state and local tax (including the FICA and Medicare tax obligation) withholding required by law with respect to the exercise or distribution of shares made under or as a result of the Plan.

Governing Plan:	This award is governed by the Amended and Restated Tellabs, Inc. 2004 Incentive Compensation Plan (“Plan”). These Terms of Stock Awards are qualified in their entirety by the provisions of the Plan.

Scope of Terms:	This discussion does not purport to be complete, and does not cover, among other things, foreign, state and local tax treatment. For employees outside the United States the Company may modify the provisions of these terms to comply with applicable law, regulation or accounting rules.